Exhibit 5.1

111 Congress Avenue, Suite 1700 Austin, Texas 78701 512.320.9200 Phone 512.320.9292 Fax andrewskurth.com

February 25, 2013

Mavenir Systems, Inc.

1700 International Place, Suite 200

Richardson, Texas 75081

RE: Mavenir Systems, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Mavenir Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company under the Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”), of up to 1,053,934 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).

We have examined originals or copies of (i) the Registration Statement, (ii) the 2013 Plan, (iii) the Amended and Restated Certificate of Incorporation of the Company on file with the Secretary of State of the State of Delaware, as amended, (iv) the Bylaws of the Company, as amended to date, (v) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Corporate Secretary of the Company, (vi) certain resolutions of the Compensation Committee of the Board of Directors of the Company certified to us to be true and correct by the Corporate Secretary of the Company and (vii) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

We have assumed and have not verified the (i) genuineness of all signatures on all documents that we have examined, (ii) legal capacity of all natural persons, (iii) authenticity of all documents submitted to us as originals and (iv) conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the issuance of the Shares in accordance with the 2013 Plan has been duly authorized by the Company and, if and when issued and delivered upon receipt by the Company of lawful consideration under the General Corporation Law of the State of Delaware (the “DGCL”) in accordance with the 2013 Plan, the Shares will be validly issued, fully paid and non-assessable.

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Mavenir Systems, Inc.

February 25, 2013

We express no opinion other than as to the DGCL (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement becomes effective.

Very truly yours,

/s/ Andrews Kurth LLP